                                                                    Exhibit 10.3

                             PRUDENTIAL SUPPLEMENTAL
                                 RETIREMENT PLAN

                        (effective as of January 1, 2001,
                      except as otherwise provided herein)


         The Prudential Supplemental Retirement Plan (the "Plan") has been established by The Prudential Insurance Company of America, effective January 1, 1996, for the purpose of providing unfunded supplemental retirement benefits for certain eligible employees (and their beneficiaries) that cannot be provided by the Retirement System (as defined below) because of limits imposed by the Code. The Plan provides Participants (and their beneficiaries) with one or more of the following categories of benefits: (a) Supplemental Benefits (i.e., excluded compensation benefits, excess benefits, and deferred compensation benefits); (b) Special Early Retirement Benefits; (c) Death Benefits; and (d) ad hoc cost of living adjustments.

         The portion of the Plan that provides excess benefits (i.e., benefits that, pursuant to Code section 415, may not be provided under a tax-qualified retirement plan) is intended to be, and shall be administered as, an excess benefit plan within the meaning of section 3(36) of ERISA. The remainder of the Plan is intended to be, and shall be administered as, an unfunded plan maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of ERISA.

         The Plan, as restated as of January 1, 1996, was a restatement of that portion of the Prior Programs that related to benefits under the Retirement System. That portion of the Prior Programs that related to benefits under the Canadian Retirement Plan was not affected by the restatement. Amounts accrued, but not yet paid under the Prior Programs on December 31, 1995, that were related to benefits under the Retirement System shall be paid under this Plan; provided that Participants who incurred a Termination of Employment prior to January 1, 1996 shall receive benefits in accordance with the terms of the Prior Programs in effect at such Termination of Employment.

         The Plan, as restated as of January 1, 2001, is a restatement that reflects certain changes to the Retirement System, including implementation of a cash balance formula with respect to new hires and rehires on and after January 1, 2001, and implementation of an elective cash balance formula with respect to Eligible Employees who were employed on December 31, 2000, had accrued benefits under the Prudential Traditional Retirement Plan, remained Employees through January 1, 2002, and elected to participate in the Prudential Cash Balance Plan. Amounts accrued, but not yet paid on December 31, 2000, that were related to benefits under the Prudential Traditional Retirement Plan shall be paid under this Plan; provided that Participants who incurred a Termination of Employment prior to January 1, 2001 shall receive benefits in accordance with the terms of the Plan in effect at such Termination of Employment.

                                    Article I

                                   DEFINITIONS

         The following terms shall have the meanings hereinafter set forth. Other terms that are capitalized in the Plan shall be defined in the same manner as they are defined in the Retirement System.

         1.1  "Board of Directors" means the Board of Directors of the Company.

         1.2 "Canadian Retirement Plan" means The Prudential Insurance Company of America and Participating Affiliated Companies 1976 Retirement System for Canadian Employees, a defined benefit retirement plan maintained by the Company.

         1.3  "Code" means the Internal Revenue Code of 1986, as amended.

         1.4 "Committee" means the committee described in the claims and appeals section of the Prudential Traditional Retirement Plan.

         1.5  "Company" means The Prudential Insurance Company of America.

         1.6 "Controlled Group" means the Company and (a) each corporation which is a member of a controlled group of corporations (within the meaning of Code section 414(b)) which includes the Company, (b) each trade or business (whether or not incorporated) which is under common control with the Company (within the meaning of Code section 414(c), (c) each organization included in the same affiliated service group (within the meaning of Code section 414(c)) as the Company, and (d) each other entity required to be aggregated with the Company pursuant to regulations promulgated under Code section 414(o). Any such entity shall be treated as part of the Controlled Group only for the period while it is a member of the controlled group or considered to be in a common control group.

         1.7 "Death Benefits" means benefits that are payable upon the death of a Participant in accordance with Article VI of the Plan.

         1.8 "Deferred Compensation Plan" means the Prudential Consolidated Deferred Compensation Plan, the Deferred Compensation Plan effective January 1, 2000, and any subsequent plans maintained by the Company for the purpose of (a) providing deferred compensation for a select group of management or highly compensated employees within the meaning of Title I of ERISA, and (b) permitting such employees to defer a portion or all of certain specified bonuses to a specified date or occurrence.

         1.9 "Employer" means the Company and each Participating Affiliated Company in the Retirement System.

         1.10 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         1.11 "Participant" means an individual who is accruing benefits under
Article II or Article III. An individual shall be a Participant only with respect to those benefits for which the individual satisfies applicable eligibility requirements. A Participant also includes an individual who has previously accrued benefits under the terms of (a) one or more of the Prior Programs as they relate to benefits under the Retirement System, or (b) the Plan, but in each case has not yet received all such accrued benefits.

         1.12 "Plan" means this Prudential Supplemental Retirement Plan as amended from time to time.

         1.13 "Prior Programs" means the Excess Benefit Retirement Income Program, the Supplemental Retirement Income Program, and the Spouse Income Program, as maintained by the Company and in effect from time to time prior to 1996.

         1.14 "Prudential Cash Balance Plan" means the Prudential Cash Balance Pension Plan Document, a component of the Prudential Merged Retirement Plan.

         1.15 "Prudential Merged Retirement Plan" means The Prudential Merged Retirement Plan, a defined benefit retirement plan maintained by the Company.

         1.16 "Prudential Traditional Retirement Plan" means The Prudential Traditional Retirement Plan Document, a component of the Prudential Merged Retirement Plan.

         1.17 "Retirement System" means the Prudential Cash Balance Plan and the Prudential Traditional Retirement Plan, components of the Prudential Merged Retirement Plan.

         1.18 "Special Early Retirement Benefits" means benefits accrued by Participants in accordance with Article III of the Plan.

         1.19 "Supplemental Benefits" means benefits accrued by Participants in accordance with Article II of the Plan.

         1.20 "Termination of Employment" means the voluntary or involuntary termination of employment with the Controlled Group for any reason, including death.

                                   ARTICLE II

                              SUPPLEMENTAL BENEFITS

         2.1 Eligibility. Each participant in the Retirement System who satisfies one or more of the following requirements is a Participant eligible to accrue Supplemental Benefits under this Article:

             (a) a participant in the Retirement System whose retirement benefits under the Retirement System do not accrue or are reduced by reason of Code section 401(a)(17) (as reflected in the applicable provisions of the Retirement System);

             (b) a participant in the Retirement System whose retirement benefits under the Retirement System do not accrue or are reduced by reason of Code section 415; or

             (c) a participant in the Retirement System who defers payment of a portion of compensation from the Employer pursuant to (1) a Deferred Compensation Plan, or (2) effective January 1, 1989, the Prudential Supplemental Employee Savings Plan (or one of its predecessor plans, the Non-Qualified Deferred Compensation Plan) that would, but for the deferral of payment, constitute pensionable Earnings under the Retirement System (including any such compensation that would have constituted Earnings but would have exceeded the limit on compensation imposed by Code section 401(a)(17)).

         2.2 Amount.

             (a) The amount of a Participant's Supplemental Benefits under this Article shall be an amount equal to the excess, if any, of (1) over (2) below:

                 (1) such Participant's hypothetical retirement benefits that would be payable under the Retirement System determined: (i) without regard to the limit on compensation imposed by Code section 401(a)(17) (as reflected in the applicable provisions of the Retirement System); (ii) without regard to the limits on benefits imposed by Code section 415(b) (as reflected in the applicable provisions of the Retirement System); and (iii) determined by including as pensionable Earnings the amount of the deferred compensation under the Deferred Compensation Plan and the Prudential Supplemental Employee Savings Plan that would, but for the deferral of payment, constitute pensionable Earnings under the Retirement System (including such compensation that would have constituted Earnings had it not exceeded the limit on compensation imposed by Code section 401(a)(17) and determined without regard to the limits on benefits imposed by Code section 415(b)); and

                 (2) such Participant's retirement benefits that are payable under the Retirement System.

                                   ARTICLE III

                        SPECIAL EARLY RETIREMENT BENEFITS

         3.1 Eligibility. Each participant in the Retirement System (a) who is entitled, under the terms of the Retirement System, to a benefit payable under the Prudential Traditional Retirement Plan or to a Subsidized Grandfathered Minimum Benefit payable under the Prudential Cash Balance Plan, (b) who retires directly from Employer service as an Office Employee on or after the first day of the month coinciding with or next following such Participant's fifty-ninth
(59th) birthday, (c) who could complete twenty-five (25) years of Continuous Service for the Employer before the first day of the month coinciding with or next following such Participant's sixty-fifth (65th) birthday, and (d) whose last three consecutive years of Continuous Service were at a grade from 1 through 6 and/or a rank no lower than that of departmental vice president or managing director, or the equivalent of such grade or rank, is a Participant eligible to accrue Special Early Retirement Benefits under this Article. For a Participant in the Prudential Cash Balance Plan to receive such Special Early Retirement Benefits, the Participant must commence his or her Subsidized Grandfathered Minimum Benefit under the terms of the Prudential Cash Balance Plan in the form of an annuity.

         3.2 Amount. The amount of a Participant's Special Early Retirement Benefits, in the case of a Participant who retires before his or her Normal Retirement Date, shall be an amount equal to the excess, if any, of (a) over (b) below:

             (a) such Participant's accrued retirement benefits under the Prudential Traditional Retirement Plan or Subsidized Grandfathered Minimum Benefit under the Cash Balance Plan, and accrued benefits under Article II of this Plan without reductions for early commencement of benefits, multiplied by the applicable adjustment factor in paragraphs (1), (2) or (3) set forth below:

                 (1) if the Participant retires on or after the first day of the month following the date he or she has both completed twenty-five (25) year of Continuous Service with the Employer and attained age sixty (60), the adjustment factor used in determining such benefits shall be equal to 1.00;

                 (2) if the Participant retires on or after the first day of the month following the date he or she attains age sixty (60) and before he or she has completed twenty-five (25) years of Continuous Service with the Employer, the adjustment factor used in determining such benefits shall be equal to 1.00, reduced by 5/9 of 1.00% for each full month by which the Participant's Annuity Starting Date precedes the first day of the month following the date such Participant would have completed twenty-five (25) years of Continuous Service with the Employer; or

                 (3) if the Participant retires on or after the first day of the month following the date he or she attains age fifty-nine (59) and prior to the first day of the month following the date he or she attains age sixty (60), the adjustment factor used in determining such benefits shall be equal to 1.00,

                     (i) reduced by 5/9 of 1.00% for each full month by which the Participant's Annuity Starting Date precedes the first day of the month following the date such Participant would have completed twenty-five (25) years of Continuous Service with the Employer, but excluding any full months by which the Participant's Annuity Starting Date precedes the first day of the month following attainment of age sixty (60), and

                     (ii) further reduced for each remaining full month, if any, by which the Participant's Annuity Starting Date precedes the first day of the month following attainment of age sixty (60) by one-twelfth of the excess of:
(A) the adjustment factor set forth in subparagraph (i) above, over (B) the adjustment factor applicable at age fifty-nine (59) under the Prudential Traditional Retirement Plan; and

             (b) such Participant's accrued early retirement benefits under
Article XI of the Retirement System (or any successor provision) or Subsidized Grandfathered Minimum Benefit payable at early retirement under the Prudential Cash Balance Plan, and such Participant's accrued benefits under Article II of this Plan (as adjusted to reflect the early commencement of benefits).

                                   ARTICLE IV

                                  DUAL BENEFITS

         If a Participant is entitled, under the terms of the Retirement System, both to a benefit payable under the Prudential Traditional Retirement Plan and to a benefit payable under the Prudential Cash Balance Plan, Plan provisions applicable to Participants entitled to benefits payable under the Prudential Traditional Retirement Plan shall apply only with respect to Plan benefits calculated by reference to the Prudential Traditional Retirement Plan. Similarly, Plan provisions applicable to Participants entitled to benefits payable under the Prudential Cash Balance Plan shall apply only with respect to Plan benefits calculated by reference to the Prudential Cash Balance Plan.

                                    ARTICLE V

                               PAYMENT OF BENEFITS

         5.1 Payment of Benefits. If a Participant has accrued any benefits described in Articles II and III of the Plan and is 100% vested (not including amounts 100% vested solely on account of the application of Code section 420) under the Retirement System (or is vested in this Plan pursuant to Section 9.1(c)), such Participant shall, subject to Section 5.3 below, begin receiving Plan payments on the date monthly benefits commence under the Retirement System and payments shall continue monthly thereafter, as long as payments to the Participant or the Participant's beneficiary are made for that same month under the Retirement System.

         5.2 Form of Benefit. Subject to Sections 5.3 and 5.4 below, benefits payable under the Plan shall be paid to the Participant (and his or her beneficiary) in the same form (or forms) of benefit as the benefit payable to such Participant (and beneficiary) under the applicable component of the Retirement System; provided, however, that:

             (a) the variable annuity option described in the Prudential Traditional Retirement Plan is not available with respect to payments under the Plan (and, to the extent a Participant elects a variable annuity option under the Retirement System for some or all of his or her benefit, payments under the Plan with respect to that portion of the Participant's benefit shall be made in the standard forms set out in Section 1501 of the Prudential Traditional Retirement Plan); and

             (b) the level income option described in the Prudential
Traditional Retirement Plan will be applied so that payments under the Plan are adjusted, if necessary, so that the sum of the Participant's benefits under the Prudential Traditional Retirement Plan, Primary Insurance Benefits related to Active Service with the Company expected to become payable under Title II of the Federal Social Security Act, and benefits under the Plan are as nearly uniform as practical each month both before and after the earliest date the Participant could receive payment of such Primary Insurance Benefits.

         5.3 Single Sum for Participants Entitled to Benefits under the Prudential Traditional Retirement Plan.

             (a) Effective January 1, 1990, in lieu of receiving benefits at the time and in the form set forth in Sections 5.1 and 5.2, a Participant who is entitled, under the terms of the Retirement System, to a benefit payable under the Prudential Traditional Retirement Plan, and who meets the requirements set forth in paragraph (d) below, may elect to receive Plan benefits in a single sum payment pursuant to this Section 5.3 without regard to the form of retirement benefit payable to the Participant under the Prudential Traditional Retirement Plan. Such election must be in writing and shall be irrevocable.

             (b) The single sum shall be paid to the Participant on such Participant's Annuity Starting Date under the Prudential Traditional Retirement Plan (or as soon as practicable thereafter). Effective for any election received by the Committee on or after March 1, 1995, the single sum shall be paid to the Participant on the later of (1) such Participant's Annuity Starting Date under the Prudential Traditional Retirement Plan or (2) the one-year anniversary of the date the Committee, or its designee, receives such Participant's election of the single sum benefit (or as soon as practicable thereafter). Such single sum benefit shall be in lieu of all benefits otherwise payable to the Participant (and his or her beneficiary) under the Plan and no death benefit (other than the death benefit described in Section 6.4) shall be payable under the Plan to the Participant's beneficiary.

             (c) The amount of the single sum payment is the consideration that would be required on the Participant's Annuity Starting Date under the Prudential Traditional Retirement Plan pursuant to the interest and mortality assumptions specified by the Committee for use on the actual date of the single sum payment, to purchase all benefits otherwise payable to the Participant under Articles II and III of the Plan in the form of a single life annuity with a fifteen (15) year period certain for an unmarried Participant or a fifty percent (50%) joint and survivor annuity for a married Participant.

             (d) A Participant may receive the single sum payment provided under this Section 5.3 if and only if such Participant (1) makes the election to receive the single sum (and the Committee, or its designee, receives such election) prior to the date he or she terminates employment with the Controlled Group, (2) is eligible to retire (including early retirement) under the Prudential Traditional Retirement Plan at the time of termination of employment with the Controlled Group, and (3) survives until the expected payment date (such date being, as applicable, the later of: (i) the Participant's Annuity Starting Date under the Prudential Traditional Retirement Plan; and (ii) the one-year anniversary of the date the Committee receives the Participant's single sum election).

             (e) If a Participant who has elected the single sum payment does not survive until the expected payment date, Plan benefits shall be paid to the beneficiary on the expected payment date as if the Participant had survived to the expected payment date.

             (f) If a Participant who has elected the single sum payment is otherwise not eligible to receive the single sum payment, Plan benefits shall be paid to the Participant (and/or the beneficiary, as the case may be), as if the Participant had not elected the single sum payment under this Section 5.3; provided, however, that in the event payments have already commenced to the Participant under the Prudential Traditional Retirement Plan but the Participant has not yet received Plan benefits because the single sum could not be paid until the one-year anniversary date of the single sum election (the "waiting period"), the Participant (or the beneficiary, as the case may be) shall receive the amount of Plan benefits that would have been paid to the Participant during the waiting period if Plan benefits had been paid pursuant to Sections 5.1 and
5.2 above.

         5.4 Grandfathered Benefit Forms for Certain Participants. In the event a Participant elects to receive the greater of the Participant's Grandfathered Minimum Benefit or Subsidized Grandfathered Minimum Benefit under the Prudential Cash Balance Plan in an annuity form described in Article XV of the Prudential Traditional Retirement Plan, such election shall also apply (subject to Section 5.2) to the Special Early Retirement Benefit described in Article III and to such portion of the Participant's Supplemental Benefit described in Article II that would have constituted the Participant's Grandfathered Minimum Benefit or Subsidized Grandfathered Minimum Benefit under the Prudential Cash Balance Plan but for the application of the limit on compensation imposed by Code section 401(a)(17), the application of Code section 415(b), or the exclusion from pensionable Earnings of deferrals described in Article II. Any remaining portion of the Participant's benefit under this Plan will be payable under the same terms that apply to the Wear-Away Protection and/or Residual Amounts under the Prudential Cash Balance Plan.

                                   ARTICLE VI

                                 DEATH BENEFITS

         6.1 Pre-Retirement Survivor Annuity Benefits for Married Participants Entitled to Benefits under the Prudential Traditional Retirement Plan.

             (a) Surviving Spouse Eligibility. With respect to each Participant entitled to benefits under the Prudential Traditional Retirement Plan, the surviving spouse of each Participant who dies prior to the commencement of the payment of benefits under the Plan pursuant to Article V above, who is entitled to receive qualified pre-retirement survivor annuity benefits under the Prudential Traditional Retirement Plan, is entitled to receive pre-retirement spouse annuity benefits under this Section 6.1(a).

                 (1) Amount. The amount of a surviving spouse's monthly pre-retirement spouse annuity benefits shall be equal to fifty percent (50%) of the monthly benefits that would have been payable to the Participant under the Plan if such Participant had:

                     (i) elected to commence receiving benefits on the day before the Participant's death, if death occurs after the date the Participant attained the earliest possible Early Retirement Date under the terms of the Prudential Traditional Retirement Plan; or

                     (ii) experienced a Termination of Employment on the Participant's date of death, survived to the Participant's earliest possible Early Retirement Date under the terms of the Prudential Traditional Retirement Plan, and died on the following day.

                 (2) Payment of Benefits. Benefit payments to a surviving spouse will be paid in the same manner and at the same time that pre-retirement survivor annuity benefits for married participants are paid under the Prudential Traditional Retirement Plan.

             (b) Beneficiary Eligibility. If a married Participant who dies prior to the commencement of the payment of benefits under the Plan pursuant to
Article V above elects under the Prudential Traditional Retirement Plan payment of pre-retirement death benefits in the form of subsidized pre-retirement fifteen (15) year period certain benefits for a beneficiary rather than in the form of pre-retirement survivor annuity benefits for a surviving spouse, and the beneficiary is entitled to receive such benefits under the Prudential Traditional Retirement Plan, such beneficiary is entitled to receive pre-retirement fifteen (15) year period certain benefits under this Section 6.1(b).

                 (1) Amount. The amount of a beneficiary's monthly pre-retirement fifteen (15) year period certain benefit shall be the same amount that would have been payable to the beneficiary under the Plan under a subsidized post-retirement fifteen (15) year period certain optional form of benefit if the Participant had elected to commence receiving benefits in such form on the date of the Participant's death.

                 (2) Payment of Benefits. Benefit payments to a beneficiary will be paid in the same manner and at the same time that pre-retirement fifteen (15) year period certain benefits are paid under the Prudential Traditional Retirement Plan.

         6.2 Pre-Retirement Period Certain Benefits for Unmarried Participants Entitled to Benefits under the Prudential Traditional Retirement Plan. With respect to each Participant entitled to benefits under the Prudential Traditional Retirement Plan, if each Participant elects, or is deemed to have elected, subsidized pre-retirement fifteen (15) year period certain benefits for unmarried participants under the Prudential Traditional Retirement Plan, that same election shall apply with respect to benefits accrued under the Plan. The amount of a beneficiary's monthly pre-retirement fifteen (15) year period certain benefit for unmarried Participants shall be the same amount that would have been payable to the beneficiary under the Plan under a subsidized post-retirement fifteen
(15) year period certain form of benefit if the Participant had elected to commence receiving benefits in such form on the date of the Participant's death. Benefit payments to a beneficiary will be paid in the same manner, and at the same time, that pre-retirement fifteen (15) year period certain benefits for unmarried participants are paid under the Prudential Traditional Retirement Plan.

         6.3 Pre-Retirement Death Benefits for Participants Entitled to Benefits under the Prudential Cash Balance Plan. With respect to each Participant entitled to benefits under the Prudential Cash Balance Plan, the surviving spouse or beneficiary of each Participant (who dies prior to the commencement of the payment of benefits under the Plan pursuant to Article V above) who is entitled as surviving spouse or beneficiary under the Prudential Cash Balance Plan to receive pre-retirement death benefits under Section 6.2 of the Prudential Cash Balance Plan, is entitled to receive pre-retirement death benefits under this Section 6.3

             (a) Amount. The amount of a surviving spouse's or beneficiary's pre-retirement death benefit shall be equal to a single life annuity that is the Actuarial Equivalent (as defined in the Prudential Cash Balance Plan) of the Participant's Supplemental Benefits set out in Article II.

             (b) Payment of Benefits. Benefit payments to a surviving spouse or beneficiary will be paid in the same manner (including in the form of a lump sum) and at the same time that pre-retirement death benefits are paid under
Section 6.2 of the Prudential Cash Balance Plan.

         6.4 Additional Death Benefit. If a Participant: (a) who is in service with an Employer prior to 1970; (b) who is eligible to receive Special Early Retirement Benefits; and (c) dies on or after the first day of the month following such Participant's attainment of age sixty-five (65) and (1) while in Employer service or (2) after having retired directly from Employer service, a single sum death benefit shall be payable as of the date of such Participant's death (in addition to any other death benefits payable under the Plan). The single sum death benefit payable under this paragraph shall be equal to the amount of one year's payments of the portion of such Special Early Retirement Benefits accrued prior to 1970 payable in the form of a single life annuity (without regards to the manner in which Special Early Retirement Benefits are actually paid to a Participant). The single sum death benefit shall be payable as of the date of such Participant's death to a beneficiary or beneficiaries designated by the Participant, if any, or otherwise to the Participant's estate. By proper written request to the Company, in accordance with established rules, a Participant may designate one or more beneficiaries, and may change any beneficiary previously designated.

                                   ARTICLE VII

                        AD HOC COST OF LIVING ADJUSTMENTS

         7.1 September 1, 1996 Cost of Living Adjustment.

             (a) Subject to paragraph (b) below, the cost of living adjustment granted on September 1, 1996 to certain Participants (as defined in the Retirement System), spouses, and beneficiaries shall be provided under this Plan to the extent such cost of living adjustment cannot be paid under the Retirement System by reason of Code section 401(a)(17) or 415 (as reflected in the applicable provisions of the Retirement System). Such cost of living adjustment shall be provided in the same form and at the same time as the cost of living adjustment provided under the Retirement System.

             (b) In the event a Participant who is eligible for the cost of living adjustment granted on September 1, 1996 under the Retirement System elects to receive a single sum distribution under this Plan, such Participant shall not receive a cost of living adjustment under this Section 7.1. Likewise, in the event a spouse or beneficiary who is eligible for the cost of living adjustment granted on September 1, 1996 under the Retirement System is the spouse or beneficiary of a Participant who elected to receive a single sum distribution under this Plan, such spouse or beneficiary shall not receive a cost of living adjustment under this Section 7.1.

                                  ARTICLE VIII

                           ADMINISTRATION OF THE PLAN

         8.1 Administration of the Plan.

             (a) The Plan shall be administered by the Committee. The Committee shall maintain such procedures and records as will enable the Committee to determine the Participants and their beneficiaries who are entitled to receive benefits under the Plan and the amounts thereof.

             (b) The head of the Human Resources Department of the Company may, in his or her sole discretion, exercise the authority of the Committee and act as the Committee in administering the Plan.

         8.2 General Powers of Administration.

             (a) The Committee shall have the exclusive right, power and authority to interpret, in its sole discretion, any and all of the provisions of the Plan; and to consider and decide conclusively any questions (whether of fact or otherwise) arising in connection with the administration of the Plan or any claim for benefits arising under the Plan. Any decision or action of the Committee shall be conclusive and binding.

             (b) Provisions set forth in the Retirement System with respect to claims and appeals procedures, and immunities of the Committee (as defined in the Retirement System) shall also be applicable with respect to the Plan.

                                   ARTICLE IX

                            AMENDMENT AND TERMINATION

         9.1 Change or Termination of the Plan.

             (a) The Company reserves the right to amend or terminate the Plan in any respect and at any time and may do so pursuant to a written resolution of the Compensation Committee of the Board of Directors. Prior to August 12, 1997, such amendment or termination may include, without limitation, discontinuing payments to Participants (and beneficiaries) who have, prior to the time of amendment or termination, received such payments; provided, however, that no amendment or termination of the Plan may adversely affect (1) the rights of any spouse who, before the effective date of such amendment or termination, has commenced receiving pre-retirement spouse annuity benefits under Section 6.1 or
(2) the accrued benefit of any Participant, or beneficiary to benefits that are vested pursuant to Section 9.1(c) below.

             Effective August 12, 1997, no amendment or termination of the Plan shall have the effect of reducing a Participant's accrued benefit under the Plan or vesting status under the Plan as in effect immediately prior to the adoption of such amendment or termination of the Plan (or, if later, the effective date of such amendment or termination of the plan); provided, however, that the Company reserves the right to amend or change any optional forms of benefit provided under the Plan in any respect and at any time.

             (b) The head of the Human Resources Department of the Company may adopt minor amendments to the Plan without approval by the Compensation Committee of the Board of Directors that (1) are necessary or advisable for purposes of compliance with applicable laws and regulations, (2) relate to administrative practices, or (3) have an insubstantial financial effect on Plan benefits and expenses.

             (c) Each Participant in service on or after January 1, 1994 (or beneficiary of such Participant) shall be fully vested in benefits accrued prior to January 1, 1994 under the Plan or under one or more of the Prior Programs.

                                    ARTICLE X

                               GENERAL PROVISIONS

         10.1 Participant's Rights Unsecured and Unfunded. The Plan at all times shall be entirely unfunded. No assets of the Company or any other Participating Affiliated Company shall be segregated or earmarked to represent the liability for accrued benefits under the Plan. The right of a Participant (or his or her beneficiary) to receive a payment hereunder shall be an unsecured claim against the general assets of the Company. All payments under the Plan shall be made from the general assets of the Company.

         10.2 Transfer of Obligations. Effective December 10, 1996, by written action of the Chief Financial Officer of the Company as memorialized in an officer's certificate, the Company may transfer and thereby be released from its primary liability for all or part of its payment obligations under the Plan, provided that the transferee is an affiliate of the Company, the Company and the transferee enter into a written agreement with respect to the transfer and assumption of liabilities, and the rights of the employees to receive their benefits under the Plan are not impaired as a result of the transfer and assumption of liabilities under and in accordance with the transfer and assumption agreement.

         10.3 No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guaranty by the Employer or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

         10.4 No Enlargement of Employee Rights. Participation in the Plan shall not be construed to give any Participant the right to be retained in the service of any Employer.

         10.5 Non-Alienation Provision. No interest of any person or entity in, or right to receive a benefit or distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

         10.6 Applicable Law. The Plan shall be construed and administered under the laws of the State of New Jersey, except to the extent that such laws are preempted by ERISA.

         10.7 Taxes. To the extent required by law, amounts accrued under the Plan shall be subject to federal and state income, federal social security and federal or state unemployment taxes during the year the services giving rise to such amounts were performed (or, if later, when the amounts are both determinable and not subject to a substantial risk of forfeiture). The Company, the Employer or the Participating Subsidiary (as applicable) shall withhold from any payments made pursuant to the Plan such amounts as may be required by federal, state or local law, and the Company, the Employer or the Participating Subsidiary (as applicable) further reserves the right: (a) to limit or reduce the amounts intended to be deferred under the terms of the Plan as may be necessary or appropriate in order to ensure that any required tax withholdings can be deducted; and/or (b) to require the Participant to pay any taxes owed on such amounts through personal check or payroll deduction.

         10.8 Excess Payments. If the compensation, years of service, age, or any other relevant fact relating to any person is found to have been misstated, the Plan benefit payable by the Company to a Participant or Beneficiary shall be the Plan benefit which would have been provided on the basis of the correct information. Any excess payments due to such misstatement, or due to any other mistake of fact or law, shall be refunded to the Company or withheld by it from any further amounts otherwise payable under the Plan.

         10.9 No Impact on Other Benefits. Amounts accrued or paid under the Plan shall not be included in a Participant's compensation for purposes of calculating benefits under any other plan, program or arrangement sponsored by the Employer or Participating Subsidiary, unless such plan, program or arrangement expressly provides that amounts accrued or paid under the Plan shall be included.

         10.10 Data. Each Participant or beneficiary shall furnish the Committee with all proofs of dates of birth and death and proofs of continued existence necessary for the administration of the Plan, and the Company shall not be liable for the fulfillment of any Plan benefits in any way dependent upon such information unless and until the same shall have been received by the Committee, or its designee, in a form satisfactory to it.

         10.11 Incapacity of Recipient. If a Participant or other beneficiary entitled to a distribution under the Plan is living under guardianship or conservatorship, distributions payable under the terms of the Plan to such Participant or Beneficiary shall be paid to his or her appointed guardian or conservator and such payment shall be a complete discharge of any liability of the Company under the Plan.

         10.12 Usage of Terms and Headings. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings are included for ease of reference only, and are not to be construed to alter the terms of the Plan.

         IN WITNESS WHEREOF, The Prudential Insurance Company of America has caused this restatement to be executed as of December 12, 2001, effective January 1, 2001, except as otherwise provided herein.

                                            THE PRUDENTIAL INSURANCE
                                            COMPANY OF AMERICA

                                            By: /s/ Michele S. Darling
                                               ---------------------------------
                                                     Michele S. Darling
                                                     Executive Vice President